Exhibit 10.10

REV GROUP, INC.

2016 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD

Subject to the terms and conditions set forth in this grant letter (the “Grant Letter”) and Exhibit A (the Grant Letter and Exhibit A constituting this “Agreement”), REV Group, Inc., a Delaware corporation (the “Company”), has granted you as of the Grant Date set forth below an award of Restricted Stock (the “Award”). The Award is granted under and is subject to the REV Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”). Unless defined in this Agreement, capitalized terms shall have the meanings assigned to them in the Plan. The provisions of the Plan shall control in the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you.

AWARD TERMS

PARTICIPANT:
GRANT DATE:
UNITS SUBJECT TO AWARD:
VESTING DATES: Please refer to Appendix: Vesting Schedule

Please review this Agreement and let us know if you have any questions about this Agreement, the Award or the Plan. You are advised to consult with your own tax advisors in respect of any tax consequences arising in connection with this Award.

If you have questions, please contact the Company’s Corporate Compensation team via email at compensation@revgroup.com. If not, please provide your signature, address and the date for this Agreement where indicated below.

Exhibit 10.10

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

REV GROUP, INC.

By:

Name: John Dreasher Title: Chief Human Resources Officer

Name:
Date:

Appendix: Vesting Schedule

Date	Quantity

Exhibit 10.10

Exhibit A

REV GROUP, INC. 2016 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT made and entered into on the date of the Grant Letter, by and between REV Group, Inc. (the “Company”), a Delaware corporation, and the individual listed in the Grant Letter as the Participant.

WHEREAS, the Participant has been granted the Award under the Plan;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.
Award of Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Participant is hereby awarded the number of Shares of Restricted Stock set forth in the Grant Letter, subject to the terms and conditions of the Plan and those herein set forth. The Award is granted as of the date set forth in the Grant Letter.
2.
Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:
(a)
Voting Rights. The Participant shall have voting rights with respect to the Shares of Restricted Stock.
(b)
Dividends. With respect to cash and other dividends and distributions (collectively, the “Dividends”), if any, that are paid with respect to any unvested Shares of Restricted Stock, the Company shall have the discretion to either (i) accumulate the Dividends and pay such Dividends to the Participant only when, and if, such unvested Shares of Restricted Stock shall become vested and non-forfeitable pursuant to the terms of this Agreement or (ii) pay the Dividends with respect to the unvested Shares of Restricted Stock on a quarterly basis; provided that, in no event will Dividends be paid later than March 15 of the calendar year following the year in which such Dividends are declared.
(c)
Vesting of Award. Subject to the provisions of this Section I.A.2 and Sections 7 and 8, the Award shall vest as set forth in the Grant Letter.
(d)
Book-Entry. The Shares of Restricted Stock shall be evidenced by book- entry into the register of the Company; provided, however, that the Administrator may determine that the Shares of Restricted Stock shall be evidenced in such other manner as it deems appropriate, including the issuance of a share certificate or certificates. In the event that any share certificate is issued in respect of the Shares of Restricted Stock, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Shares of Restricted Stock and (iii) be held in custody by the Company.

(e)
Section 83(b) Election. The Participant may make an election under Section 83(b) of the Code with respect to the Shares of Restricted Stock, which such election must be made within thirty (30) days after the Grant Date. If the Participant elects to make such election under Section 83(b) of the Code, the Participant shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of such election with the Internal Revenue Service. The Participant agrees to assume full responsibility for (i) ensuring that the Section 83(b) election is actually and timely filed with the Internal Revenue Service and (ii) all tax consequences resulting from such election. The Participant should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Shares of Restricted Stock.
(f)
Termination of Service; Forfeiture of Unvested Shares. In the event of Termination of Service of the Participant prior to the date on which the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by the Participant and become the property of the Company.
(g)
Change of Control. Notwithstanding any provision of this Agreement to the contrary, if, within twelve (12) months following a Change of Control, the Award (or a substitute award) remains outstanding and the Participant incurs a Termination of Service without Cause or for Good Reason, the Award shall become immediately vested in full and all restrictions shall lapse upon such Termination of Service. For purposes of this Agreement, “Good Reason” means “Good Reason” as defined in the Participant’s Service Provider Agreement, if any, or if not so defined, the occurrence of any of the following events, in each case without the Participant’s consent: (i) a material reduction by the Company or any of its Affiliates of the Participant’s base salary, other than any such reduction that applies generally to similarly situated employees of the Company or (ii) a relocation by the Company or any of its Affiliates of the principal place of the Participant’s employment or service outside a 50 mile radius from its current location; provided that, in each case, (A) the Participant shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 90 days following the first occurrence of such circumstances; (B) if possible, the Company shall have 60 days following receipt of such notice to cure such circumstances; and (C) if the Company has not cured such circumstances within such 60-day period, the Participant shall terminate his or her employment or service not later than 60 days after the end of such 60-day period.
(h)
Death or Disability. In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability, the Shares of Restricted Stock shall fully vest on the date of such Termination of Service.
(i)
No Right to Continued Service. The grant of an Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(j)
No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
3.
Transfer of Shares of Restricted Stock. Except as may be permitted by the Administrator, neither this Award nor any right under this Award shall be assignable, alienable, saleable or transferable by the Participant otherwise than by will or pursuant to the laws of descent and distribution. This provision shall not apply to any portion of this Award that has been fully vested and shall not preclude forfeiture of any portion of this Award in accordance with the terms herein.
4.
Tax Liability; Withholding Requirements.
(a)
The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt or vesting of any Shares of Restricted Stock granted hereunder.
(b)
The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Shares of Restricted Stock and take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. The Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements. Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Administrator may require, effective as of the date on which such requirement arises, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of such date that is equal to the minimum amount required to be withheld. If the Administrator permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company as provided above.
5.
Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Subsidiary or (c) any calculation of base pay or regular pay for any purpose.
6.
Whistleblower Protection. The Participant has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any such governmental entity or self- regulatory organization, and the Participant may do so without notifying the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any such governmental entity or self-regulatory organization.
7.
Forfeiture Upon Breach of Certain Other Agreements. Subject to Section I.A.6, the Participant’s breach of any non-competition, non-solicitation, confidentiality, non- disparagement, assignment of inventions or other intellectual property agreement that the Participant may be a party to with the Company or any Affiliate, in addition to whatever other equitable relief or monetary damages that the Company or any Affiliate may be entitled to, shall result in automatic rescission, forfeiture, cancellation or return of any Shares (whether or not vested) held by the Participant. Without limiting the generality of the foregoing:
(a)
Non-Competition. The Participant agrees that, during the term of employment and for a period of twelve (12) months after the Termination of Service (collectively, the “Restriction Period”), the Participant shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Participant agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates, as conducted or, to Participant’s knowledge, under consideration at any time during the Participant’s employment or other service, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Participant has provided services as of the Termination of Service.
(b)
Non-Solicitation. The Participant agrees that, during the Restriction Period, the Participant shall not, and shall not assist any other person to directly or indirectly: (i) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; (ii) seek to persuade any such customer or any prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; (iii) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment; or (iv) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.
(c)
Confidentiality. Subject to Section I.A.6, the Participant agrees to protect Confidential Information, as defined herein, and that the Participant shall never, directly or indirectly, use or disclose it other than in the course and scope of his or her employment. For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information of the Company and its Affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other know-how, trade secrets, inventions, concepts, ideas, materials, or information developed, prepared or performed for or by the Company or its Affiliates. For purposes of this Agreement, Confidential Information shall not include and the Participant’s obligation’s shall not extend to information that the Participant can demonstrate with competent evidence is (d) generally available to the public without any action or involvement by the Participant or (e) independently obtained by the Participant from a third party on a non-confidential and authorized basis.
(f)
Non-Disparagement. Subject to Section 6, the Participant agrees that, for a period of twelve (12) months after the Termination of Service, the Participant shall not disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and that the Participant will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.
(g)
Assignment of Inventions or Other Intellectual Property.
(i)
Definitions. For purposes of this Agreement, (A) “Intellectual Property” means all patents, invention disclosures, invention registrations, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, mask works, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, and all goodwill associated with, the foregoing; and (B) “Inventions” means all inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like.
(ii)
Disclosure. The Participant shall disclose promptly in writing to the Company any and all Inventions and Intellectual Property, in each case that the Participant conceives, develops, creates or reduces to practice, either alone or jointly with others, during the period of the Participant’s employment or provision of service that (A) are conceived, created or developed using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its Affiliates; (B) result from any work performed by the Participant for the Company or any of its Affiliates; and/or (C) otherwise relate to the Company’s or any of its Affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”).
(iii)
Ownership and Assignment. The Participant acknowledges and agrees that the Company shall have exclusive title and ownership rights in and to all Company Intellectual Property. To the extent that exclusive title and/or ownership rights may not originally vest in the Company as contemplated herein, the Participant hereby assigns, transfers, conveys and delivers to the Company all right, title and interest in and to all Company Intellectual Property. The Participant acknowledges and agrees that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Company will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are automatically assigned to the Company as above).
(iv)
Prior Inventions. The Participant has previously provided to an authorized representative of the Company a complete list of all Inventions that the Participant has, alone or jointly with others, conceived, developed, created or reduced to practice prior to the commencement of the Participant’s employment or other service with the Company, that are the Participant’s property, and that the Company acknowledges and agrees are excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause the Participant to violate any prior confidentiality agreement, the Participant understands that he or she is not to list such Prior Inventions but is only to disclose where indicated a cursory name for each such Prior Invention, a listing of each person or entity to whom it belongs, and the fact that full disclosure as to such Prior Inventions has not been made for that reason (it being understood that, if no Invention or disclosure is provided, the Participant hereby represents and warrants that there are no Prior Inventions). If, in the course of the Participant’s employment or other service with the Company, the Participant incorporates any Prior Invention into any Company product, process or machine or otherwise uses any Prior Invention, the Participant hereby grants to the Company and its Affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Invention for any purpose.
(v)
Non-Assignable Inventions. If the Participant is an employee or other service provider whose principal work location is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding the Participant’s assignment of Company Intellectual Property to the Company in Section I.A.7(e)(iii) hereof do not apply to certain Inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. The Participant acknowledges having received and reviewed notification regarding such Non-Assignable Inventions pursuant to such states’ codes.
(vi)
Waiver of Moral Rights. To the extent that the Participant may do so under applicable law, the Participant hereby waives and agrees never to assert any Moral Rights that the Participant may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company. For purposes of this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(vii)
Further Assurances. The Participant shall give the Company and its Affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company and its Affiliates to prosecute, perfect, register, record, enforce and defend any of their rights in any Company Intellectual Property and Confidential Information.
8.
Recoupment/Clawback. This Award may be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement, as it may be established or amended from time to time.
9.
References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
10.
Miscellaneous.
(a)
Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

REV Group, Inc.

245 S. Executive Drive Brookfield, WI 53005

Attention: Senior Director Total Rewards

Email: compensation@revgroup.com

If to the Participant:

At the Participant’s most recent address shown on the signature page of the Grant Letter, or at any other address which the Participant may specify in a notice delivered to the Company in the manner set forth herein.

(b)
Entire Agreement. This Award Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)
Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Award Agreement shall remain in full force and effect.
(d)
Amendment; Waiver. No amendment or modification of any provision of this Award Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(e)
Assignment. Neither this Award Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(f)
Successors and Assigns; No Third-Party Beneficiaries. This Award Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.
(g)
Governing Law; Waiver of Jury Trial. This Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. BY RECEIPT OF THIS AWARD, THE PARTICIPANT WAIVES ANY RIGHT THAT THE PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AWARD AGREEMENT OR THE PLAN.
(h)
Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Shares of Restricted Stock pursuant to this Award Agreement. The Participant acknowledges receipt of a copy of the Plan and this Award Agreement and understands that material definitions and provisions concerning the Shares of Restricted Stock and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Award Agreement and the Plan.
(i)
Dispute Resolution. Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be submitted to arbitration in Delaware and shall be conducted in accordance with the rules of, but not necessarily under the auspices of, the American Arbitration Association (“AAA”) rules in force when the notice of arbitration is submitted. The arbitration shall be conducted before an arbitration tribunal comprised of one individual, mutually selected by the Company and the Participant, such selection to be made within 30 calendar days after notice of arbitration has been given. In the event the parties are unable to agree in such time, AAA will provide a list of 3 available arbitrators and an arbitrator will be selected from such 3-member panel provided by AAA by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The Participant and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages and shall not include punitive damages.
(j)
Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.